Exhibit F


614/223-1649


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, NW
Washington, DC  20549-1004

March 1, 1998

Gentlemen:

With respect to the Application or Declaration on Form &-1 of American Electric Power Company, Inc. ("AEP") relating to the guarantee by AEP of certain long-term notes (the "Notes") to be issued by American Electric Power Service Corporation, I wish to advise you as follows:

I am of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration, as the same may be amended, and when the steps referred to in the next following paragraph shall be taken:

     (a) All state laws applicable to the proposed transactions will have been complied with;

     (b) The Guaranty will be a valid and binding obligation of AEP in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally and by general principles of equity; and

     (c) Consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by AEP or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration.

Very truly yours,



Ann B. Graf